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                                                                   Exhibit 10.50

                     [LETTERHEAD OF NABISCO GROUP HOLDINGS]

                                                                 August 10, 1999

David Rickard
40 Riverside Road
Greenwich, CT 06831

Dear Dave:

      This letter constitutes the entire agreement between NABISCO GROUP HOLDINGS CORP. (the "Company"), its predecessors, successors, affiliates, former affiliates and/or assigns, and you regarding the termination of your employment relationship with the Company, and implements the provisions of the Headquarters Protection Program. The severance-related compensation and/or benefits as described in this letter represent the Company's entire severance obligation to you and are in lieu of any such compensation and/or benefits to which you would otherwise have been entitled under the RJR Nabisco, Inc. Salary and Benefit Continuation Program (the "SBC"), your non-qualified pension benefits under the Company's Additional Benefits Plan and Supplemental Benefits Plan and/or your Employment Agreement dated June 23, 1998 (copy attached) with the Company.

      Please read the rest of this letter carefully; if you agree to be bound by its terms, please sign the copy of this letter agreement where indicated on the last page and return it to me by August 31, 1999.

1. a) You specifically acknowledge that you have received your Completion Bonus of $522,750.00, less withholding taxes and other applicable deductions, and, therefore, the Company's obligation to pay you a Completion Bonus has been satisfied. The Completion Bonus is not includable in any benefit plan calculations.

      b) Your Termination Date is August 31, 1999 or such other date as determined by the Chief Executive Officer of the Company. You will continue as a regular full-time employee through your Termination Date and are expected prior to your Termination Date to provide a transition of your job duties and responsibilities. If you voluntarily quit or are terminated by
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      the Company for violation of Company rules, policies, guides or standards of conduct before your Termination Date or if you fail to provide reasonable job transition assistance, as determined by the Senior Vice President, Human Resources, you will not receive the benefits described below.

      c) Your Benefit Continuation, as summarized below, commences the day after your Termination Date and continues through August 31, 2002, which will be your official "Separation Date" for Company records.

      As soon as practicable following your Termination Date and unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates, you shall receive a lump sum Severance Payment of $2,091,000.00, less withholding taxes and other applicable deductions. You shall also receive $5,556.00 as a lump sum settlement of your Cost of Living Adjustment ("COLA") for the period of Benefit Continuation. You specifically acknowledge that upon receipt of your Severance Payment, any Company obligation to make a cash severance payment to you shall have been satisfied.

      d) As soon as practicable following your Termination Date and unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates, you shall receive your Cash Retention Grant from the Retention Incentive Program in two payments for a total of $2,614,000.00, less withholding taxes and other applicable deductions. The Cash Retention Grant shall not be included in any benefit plan calculations. You specifically acknowledge that upon receipt of your Cash Retention Grant, the Company's and the Retention Trust's obligation to pay you such a grant shall have been satisfied.

      e) As soon as practicable following your Termination Date and unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates, you shall receive your Departure Bonus in the amount of $1,000,000.00, less withholding taxes and other applicable deductions.

      f) Benefit Continuation through your Separation Date is provided in order to preserve the Company's access to you although you will have been relieved of all your normal duties and responsibilities. You agree that you will personally provide reasonable assistance and cooperation in locating or obtaining information concerning the Company (past or present) about which you are knowledgeable, and specifically, you will assist your successor, if any, on an as needed basis.


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      g) You acknowledge that as of your Termination Date, your active employment with the Company and/or its affiliates or former affiliates will end irrevocably and will not resume again at any time in the future.

      h) Except as otherwise noted, Benefit Continuation as described herein continues through your Separation Date regardless of whether or not you become employed by an employer not affiliated with the Company.

2. If you die during Benefit Continuation, any survivor benefits shall be governed by the terms of applicable individual benefit plan provisions. If you die after the Completion Date, but before your Termination Date, all cash payments shall be made to your beneficiary designated under the Company's Core Life Insurance Program, unless you have specifically elected otherwise in writing.

3. As of your Termination Date, you will cease to accrue any further vacation. Unused 1999 vacation plus vacation for 2000 accrued in 1999 up to your Termination Date will be paid in a lump sum as soon as practicable following your Termination Date and is not includable for any benefit plan calculations. Vacation accrues up to your Termination Date at 1/12 of your vacation entitlement for each full or partial month of active employment. Your vacation entitlement is determined as of the beginning of the calendar year. Vacation taken prior to your Termination Date will reduce this amount.

4. a) During Benefit Continuation, you may continue to participate in the employee welfare benefit programs in which you participated as of your Termination Date except as otherwise provided in this Agreement or by the terms of the individual program. You may participate as though you were an active employee, subject to applicable contributions by you. The term "employee welfare benefit programs" does not include the SELECT Long Term Disability Plan, the Annual Incentive Award Plan ("AIAP'), the Long Term Incentive Plan ("LTIP"), the Retirement Plan for Employees of RJR Nabisco, Inc. ("PEP") or the Capital Investment Plan ("CIP"), the dispositions of which are detailed in other provisions of this Agreement.

      Unless otherwise specified by the Company in its sole discretion, changes in the employee welfare benefit programs after the date of this letter will not apply to you, unless otherwise required by law. New benefit programs which replace or supersede current programs will apply to you if the Company chooses not to continue to make the current programs available to employees; provided however, such employee welfare benefit programs shall be no less


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      favorable, in the aggregate, than provided to you on the date of this
      Agreement.

      b) The following is a summary of benefit continuation:

      Your participation in the Company's Executive Medical Plan and in the SELECT Flexible Benefits Program will continue until your Separation Date, provided you make any required Plan contributions in the manner specified by the Company. You will not be eligible for Short or Long Term Disability benefits during your Benefits Continuation Period. If your Benefits Continuation period continues into a new SELECT Plan Year, you will be required to re-enroll in the same manner as active employees. Should you become employed by an employer not affiliated with the Company, health care coverage provided by your new employer will be coordinated with health care benefits provided by the Company. If you elect COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation coverage under SELECT after your Separation Date, the monthly premium is equal to the full 102% of the actual plan cost. Specific costs and details will be provided on request. You may elect COBRA coverage for 18 months.

      If at the end of your Benefit Continuation, you are at least age 50 with five (5) years of service and the Company provides retiree medical, dental and life insurance for its retirees, you shall be eligible for such insurance at the Company and retiree contribution rate for a retiree (i) of your actual age and (ii) with service equal to the greater of ten (10) years or actual years of service.

      Should you have any questions about Benefit Continuation after Headquarters is closed, you should contact Nabisco Employee Benefit Administration at (973) 503-4676.

      You are vested in the PEP. After your Termination Date, you will have an irrevocable choice of receiving your PEP benefit as a lump sum or an immediate annuity, or electing a deferred annuity which can commence no earlier than age 65. Appropriate election forms will be provided to you within two (2) months after your Termination Date.

      You shall be paid a lump sum benefit of $739,828.00 (subject to final adjustment) as soon as practicable following your Termination Date in satisfaction of all benefits payable under all of the non-tax qualified defined benefit plans of the Company. This payment is in lieu of any benefit entitlement you may have under the Company's Additional Benefits Plan or


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      Supplemental Benefits Plan. The calculation of this benefit includes your lump sum Severance Payment and credit for the period between your Termination Date and Separation Date. You specifically acknowledge that upon receipt of payment for your lump sum benefit, the Company's obligation to pay a non-tax qualified defined benefit payment shall have been satisfied.

      Your lump sum Severance Payment is compensation subject to elective contributions to CIP. If your compensation for 1999 exceeds $160,000, a non-qualified Company matching payment will be made to you in accordance with your elected deferral percentage and will be distributed to you as soon as possible following your Termination Date, less withholding taxes and other applicable deductions, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates. Following your Termination Date, you may elect to receive a distribution of your CIP account balance in accordance with the terms of CIP. If you elect to leave your account balance in CIP, you will retain all rights under the Plan as a terminated employee, including the right to transfer investments between funds and to request a distribution from CIP. You are fully vested in your CIP account.

5. a) You will be paid the full value of your Flexible Perquisite Program for a period of three years in a lump sum as soon as practicable following your Termination Date. The amount of your lump sum Flexible Perquisite payment is $142,500.00, less taxes and applicable deductions, payable as soon as practicable following your Termination Date, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates. This lump sum payment shall not be included in any benefit plan calculations.

      b) No new car or lease will be provided during Benefit Continuation; provided, however, the car currently leased for you by the Company shall be transferred to you as soon as practicable following your Termination Date, and the value of the car, as determined by the Company, shall be grossed up for all applicable taxes. Car related expenses after the foregoing transfer shall be your responsibility. Company car insurance under the Flexible Perquisite Program shall be available to you during the Benefit Continuation provided applicable premiums are paid by you.

      c) Your Paragon and Group Universal Life Insurance policies may be retained by you after your Termination Date by payment of applicable premiums. Details regarding direct billing to you will be made available prior to your Termination Date.


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      d) If applicable, you may remain a member of the Equitable Athletic & Swim
      Club until the last day of the month in which you are terminated. You may continue as a member after your Termination Date at your own expense without an initiation fee.

      e) If you were relocated at the Company's request during or after 1989, you may be eligible for relocation benefits to a new job location pursuant to the Company's relocation program. Your application for relocation benefits must be made within twelve (12) months following your Termination Date and will be offset by any relocation benefits provided by a new employer. Contact Nabisco Relocation with any questions at (973) 503-3097.

6. You will be paid as soon as practicable following your Termination Date an award under the AIAP for your months of active employment during the 1999 plan year at 150% of target in the amount of $430,500.00, less taxes and applicable deductions, unless otherwise deferred by you under a deferral plan provided by the Company and/or its affiliates. This payment is includable for benefit calculation purposes. Your lump sum Severance Payment described above includes a full payment for AIAP awards for the full period of severance, so no further payment for AIAP will be made after your Termination Date.

7. Prior to your Termination Date, you are expected to submit Expense Reports for all outstanding travel, entertainment and other business expenses. If any expense report(s) reflect any amounts owing to the Company, such expense will be deducted from payments under this Agreement, as necessary. In addition, prior to your Termination Date you must return all Company equipment requested from you by the Company or the value of such equipment, as determined by the Company, shall be deducted from the calculation of your lump sum Severance Payment.

8. a) Under LTIP, your vested Non-Qualified Stock Option Agreements may be exercised anytime up to the exercise expiration date. Your unvested options, if any, will be fully vested on your Termination Date. The exercise of your stock options is governed by the terms of your Non-Qualified Stock Option agreements. No further LTIP Awards will be made to you.

      b) Your PARS and Performance Notes will be fully vested on your Termination Date and shall be calculated and paid as soon as practicable following your Termination Date in accordance with your applicable PAR and Performance Note Agreements, unless otherwise deferred by you under a


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      deferral plan provided by the Company and/or its affiliates. Your
      Performance Notes are includable for benefit calculation purposes.

      c) Your Restricted Stock shall vest on your Termination Date and shall be handled in accordance with the terms of your Restricted Stock Agreement.

9. You are entitled to the use of the outplacement counseling services designated by the Company for a period of twelve (12) months after your Termination Date for which the Company will pay the fee. Such assistance must be started within three (3) months of your Termination Date and ends twelve (12) months after commencement of service or upon your acceptance of new employment, whichever comes first. This benefit may not be converted into a cash award. You are not obligated to use this service, but the Company urges you to consider this service as one of the avenues to finding new employment.

10. If on your Termination Date you are an active participant in the Tuition Refund Plan and all of the requirements of the Plan are fulfilled, you will continue to be eligible for tuition aid reimbursement during Benefit Continuation for courses completed during Benefit Continuation. Promissory Notes existing on your Termination Date shall be deemed paid.

      If otherwise eligible, you may continue to participate or newly enroll in the MedSave Retiree Savings Plan and Scholastic Savings Plan during Benefit Continuation. Upon your Separation Date, no further contributions will be permitted; however, your account(s) including any applicable Company match will be maintained with continued interest growth. Distribution of your account(s) will be processed in accordance with program rules for severed employees.

      In addition, you may apply for any of the education loans available in the RJR Nabisco Scholastic Loan Program during Benefit Continuation. You will continue to be eligible for the interest credit reimbursement feature of the RJRN Plus loan if you are still on Benefit Continuation at the end of the School Year. You are not eligible for credit reimbursement after your Separation Date.

11. a) The Company shall hold you harmless from any golden parachute tax imposed by any federal, state or local taxing authority as a result of any of the payments made pursuant to this Agreement. Payment of such golden parachute tax plus any additional taxes imposed as a result of the payment by the Company of such golden parachute tax, shall be made at the time you are


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      required to pay such golden parachute tax. You agree to cooperate fully with the Company in any protest or appeal by the Company in the event of the imposition of such golden parachute tax.

      b) You shall be covered by the same liability and indemnification programs afforded to other officers for acts that occurred while you were an officer of the Company and/or its affiliates.

      You shall maintain the terms and conditions of this Agreement in confidence. In addition, you will not disclose to any other employer or person any trade secrets or other proprietary, non-public, or confidential information pertaining to the Company. You will return all Company information or documents in whatever form, except information relating to your personal employee benefits or executive compensation. In accordance with normal ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which defame the goodwill or reputation of the Company, its directors, officers, executives and employees or which constitute willful misconduct under circumstances where it is reasonable for you to anticipate or to expect that the natural consequences of such conduct by you will be to affect adversely the business or reputation of the Company or its affiliates, or the morale of other employees.

12. (a) You agree that you will personally provide reasonable assistance and cooperation to the Company, RIR Nabisco, Inc., their predecessors, successors and assigns in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company, RJR Nabisco, Inc. or R. J. Reynolds Tobacco Company. (b) You will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company or if you become aware of any potential claim or proposed litigation against the Company, RJR Nabisco, Inc. or R. J. Reynolds Tobacco Company. (c) You will refrain from providing any information related to any claim or potential litigation against the Company, RJR Nabisco, Inc. or R. J. Reynolds Tobacco Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process. (d) If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony. (e) The Company will be responsible for the costs of such designated counsel and you will bear no cost for same. (f) You will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process. (g) You will cooperate with the Company's attorneys to assist their


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      efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

      Nothing in sentences (c)-(g) of the above paragraph is intended to apply to governmental or judicial investigations, including, but not limited to, an investigation by any agency or department of the Federal or state government, any hearing before a committee of the Congress of the United States or of a state legislature, any investigation or proceeding by or of a special prosecutor, or any proceeding by or before a grand jury; provided, however, the Company will reimburse you for legal expenses including, but not limited to, the cost of any attorney reasonably acceptable to the Company and other out-of-pocket expenses if you are compelled to appear in a governmental or judicial investigation and such appearance arises out of your previous employment by the Company or RJR Nabisco, Inc.

13. Except as otherwise stated herein, no benefits (other than those provided by a tax-qualified plan or trust) or promise hereunder shall be secured by any specific assets of the Company. The payments under this Agreement shall not be assigned by you or anticipated in any way and any such attempted assignment will be void.

14. IN CONSIDERATION OF THE COMPENSATION AND BENEFITS SET FORTH IN THIS AGREEMENT, YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE TIME YOU SIGN THIS AGREEMENT. YOU FURTHER AGREE THAT YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY RIGHTS OR CLANS RELATING IN ANY WAY TO YOUR


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      EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR
      UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE NEW YORK STATE AND CITY HUMAN RIGHTS LAWS OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

15. By signing this Agreement, you represent that you have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning your employment or the termination thereof. You further acknowledge that you were given sufficient notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and that the termination of your employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, you agree and acknowledge that the payments and benefits set forth in this Agreement shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement, including the release set forth in paragraph 14.

16. The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the release in paragraph 14, with an attorney of your choice should you so desire. You have entered into this Agreement freely, knowingly and voluntarily and specifically in consideration of the additional benefits provided to you under the Agreement.

17. You will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the Company's request in discharging any of your obligations under this Agreement. If the Company reasonably determines that you have violated any of your obligations under this Agreement, then the Company may, at its option, terminate the Benefit Continuation and any other benefits hereunder; and the Company may demand the return of all payments already made and you hereby agree to return such payments upon such demand. If after such demand you fail to return said payments, the Company has the right to commence judicial proceedings against you to recover any and all of its attorney's fees and costs. The Company, or its designated representative thereof shall have exclusive authority to interpret this Agreement and the Headquarters Protection Program. The decision of the Company, or its designated representative, with respect to any question


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      arising as to the employees selected to participate in the Protection
      Program, the amount, term, form and time of payment of benefits under this Agreement or any other matter concerning this Agreement shall be final, conclusive and binding on both you and the Company.

18. This Agreement may not be amended except in writing signed by you and the Company and no amendments or modifications are contemplated at this time. This Agreement shall not be construed to provide any rights to anyone other than you and the Company.

19.   If you have any questions about this Agreement, contact Leon Lichter.

20. You have at least twenty-one days to consider the terms of this Agreement, although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven (7) days, it becomes final.

Please indicate your acceptance of the terms of this Agreement by signing this letter and returning it to me.

                                        Sincerely,

                                        NABISCO GROUP HOLDINGS CORP.


                                        /s/ Gerald I. Angowitz
                                        ----------------------------------------
                                        Gerald I. Angowitz
                                        Senior Vice President, Human Resources
                                        and Administration

Understood and Agreed:

/s/ David B. Rickard
-----------------------------------
Date: 9/30/99


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